Exhibit 11

ITURAN LOCATION & CONTROL LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

I. Introduction

This Code of Business Conduct and Ethics (the "Code") embodies the commitment of Ituran Location & Control Ltd. and its direct and indirect subsidiaries (collectively, the "Company") to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards.  All officers, employees and members of our Board of Directors are expected to adhere to the principles and procedures set forth in this Code.

This Code is not intended to be a comprehensive rulebook.  Rather, the Code is part of a broader set of Company policies, compliance procedures and guidelines that the Company has provided its officers, directors and employees or that it may adopt from time to time.  Although such policies and procedures are not a part of this Code, each officer, director and employee is expected to familiarize himself or herself, and comply at all times, with such policies and procedures.

II. Compliance and Reporting

Employees should promptly report violations of laws, rules, regulations, or this Code to a supervisor, manager or other appropriate personnel.  Employees should also report such violations by emailing the General Counsel of the Company.

Executive Officers and directors should promptly report violations of laws, rules, regulations, or this Code to the General Counsel of the Company, the Chair of the Audit Committee of the Board of Directors, or any executive officer senior to the reporting person.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.  The failure to promptly report violations of laws, rules, regulations, or this Code is itself a violation of this Code.  To encourage reports of such violations, the Company will not allow retaliation for reports of misconduct made in good faith.  Officers, directors and employees are expected to cooperate in internal investigations of misconduct.

Officers, directors and employees should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt.  Any questions relating to how these policies should be interpreted or applied should be addressed to the Company's General Counsel (such contact is referred to herein as "Appropriate Ethics Contact").

III. Business Ethics

Ethical Conduct and Fair Dealing

Officers, directors and employees should at all times engage in and promote honest and ethical conduct.  Each officer, director and employee should endeavor to deal fairly with the Company's customers, suppliers, service providers, competitors and employees.  No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company.  Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company.  In particular, an officer, director or employee must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Company should never be subordinated to personal gain and advantage. Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company's approval), the Company's sponsorship or support.  In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company.  Employees are prohibited from taking part in any outside employment without the Company's prior approval.

Conflicts of interest should, to the extent possible, be avoided.  Any officer, director or employee who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

Corporate Opportunities

Officers, directors and employees owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises.  Officers, directors and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down.  More generally, officers, directors and employees are prohibited from using Company property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities.  The only prudent course of conduct is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Appropriate Ethics Contact.

Questionable Payments, Gifts or Contributions

The Company prohibits paying or receiving bribes, pay-offs, kickbacks, excessive gifts, entertainment perks or anything that may be considered illegal, unethical or compromising.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers or suppliers.  No gift or entertainment should ever be offered, given, provided or accepted by any employee, or any family member (or household member) of an employee, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.  Executive officers or the General Counsel of the Company can advise on the appropriateness of any gifts or proposed gifts.

Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations.  Officers, directors and employees must acquaint themselves and comply with all laws, rules, regulations, policies and guidelines applicable to the Company.  They must never induce or encourage employees to engage in illegal or unethical conduct.  Should an officer, director or employee become aware of a violation of an applicable law, rule, regulation, policy or guideline, he or she must promptly notify the Appropriate Ethics Contact.

Generally, it is both illegal and against Company policy for any officer, director or employee who is aware of material non-public information relating to the Company or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.  More detailed rules governing the trading of securities by the Company's officers, directors and employees are set forth in the Company's Insider Trading Policy.  Any officer, director or employee who is uncertain about the legal rules involving his or her purchase or sale of any Company securities should consult with an Appropriate Ethics Contact before making any such purchase or sale.

Non-competition Laws

Non-competition laws prohibit restraint of trade, unfair business practice, price fixing or unfair competitive behavior and such actions are strictly prohibited by the Company.

All personnel shall comply fully and in good faith with the non-competition laws.  If situations arise or there is the slightest doubt about legality of a particular antitrust situation, refer the matter to the General Counsel.

When in doubt about compliance with the non-competition laws, employees must seek the advice of the General Counsel.  In conducting the Company's business, each employee must:

☐	Compete vigorously and ethically;
☐	Treat all suppliers objectively, honestly and fairly;
☐	Not discuss pricing, production or markets with competitors or customers;
☐	Not set resale prices with customers or suppliers;
☐	Avoid any practice that could be characterized as unfair or deceptive and always present the Company's services and products in an honest manner;
☐	Not induce a third party to breach an existing agreement;
☐	Never make a claim about a product without factual support;
☐	Never criticize a competitor's product without specific proof that the statements are true (we focus on the positive aspects of the Company);
☐	Never act in a manner which could be interpreted to exclude present or potential competitors or to control market prices; and
☐
Make clear to all suppliers and potential suppliers that the Company expects them to compete fairly and vigorously for the Company's business and the Company will select its suppliers using high business and ethical standards.

Employees who address pricing, determine who will serve what markets or interact with competitors should consult with the General Counsel.

Intellectual Property Laws

It is the Company's policy to respect the intellectual property rights of others, such as copyrights, trademarks, service marks, patents and trade secrets.  Before utilizing the intellectual property assets of others, you must obtain the necessary authorization.  When entering into agreements to utilize the intellectual property of others, you must observe all the obligations contained in the agreements.

Copyright laws protect the original expression in, among other things, written materials and software and prohibit their unauthorized duplication, and distribution.  This means that you may not reproduce, distribute or alter copyrighted materials from books, other media, or programs without permission of the copyright owner or its authorized agents. Employees must conduct our business and use our business systems and facilities in ways which avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties.  For assistance, please contact the Legal Department.

Prohibited Corrupt Practices

The Company must comply with anti-corruption laws, including the Foreign Corrupt Practices Act ("FCPA"), that apply to wherever we do business. The Company's employees and agents must not directly or indirectly offer or make corrupt payment to any domestic or foreign government officials, any foreign political party, candidate or official, or employees of enterprises owned or controlled by a government agency. All employees must not engage in any form of fraud, including but not limited to, bribery, embezzlement, theft, hiding or misuse of Company's assets, or falsification of records.

Use of Social Media

A. Scope of Social Media. We recognize that external social media and online networking sites ("Social Media") provide opportunities to share information, ideas and perspectives and are widely used in many aspects of daily life. Examples of Social Media include Facebook, Twitter, YouTube, LinkedIn and various blogging sites, among others. While the Company understands that private use of Social Media has become a regular part of all of our lives, employees and anyone else representing Ituran need to know that accessing or using Social Media in any way connected to Ituran creates risks to the Company and is strictly regulated as described below.

B. Potential Risks. Employees should be aware that even the private use of Social Media poses potential risks. Inappropriate use of Social Media has the potential to cause damage to you, as well as to the Company if it is possible to identify from Social Media that you are an employee of the Company. Anything you post on Social Media may become public and be exposed for a long time.

C . Rules for use of Social Media. Due to the above-mentioned risks, the following rules apply to use of Social Media by Company employees and representatives:

1. When you join or connect to Social Media - make sure you use only your private e-mail address and not your Company e-mail address.

2. You are expected to maintain confidentiality. Do not discuss on Social Media anything related to Company business, whether or not relating to proprietary Company information.

3. Be aware that any comments you may make in a private capacity on Social Media may be linked to the Company if it is possible for outside persons to identify that you are a Company employee or representative. Such comments may harm the Company's image or good name .

4. You should be aware that posting the Company logo, indicating on Social Media that you work for Ituran or "tagging" pictures of yourself or other employees can create risks for you, the Company and other employees. Therefore, it is recommended not to do so. Also, posting a resume on Social Media that discusses specific projects, customers or products is an inappropriate and unacceptable exposure of Company information.

5. If you believe that there is potentially damaging information about the Company appearing in Social Media, or that a response is desired to something about the Company that appears on Social Media, refer the matter to the Company Spokesperson for handling. Do not make any representations or responses on behalf of the Company or engage in a dialogue relating to the Company on Social Media, even if you think that you are defending the Company or saying something positive.

6. You are personally responsible for whatever you publish on social media and you are expected to follow the above guidelines. The making of unauthorized or potentially damaging comments will be followed by disciplinary actions.

IV. Corporate Property and Records

Protection and Proper Use of Company Assets and Records

All officers, directors and employees should protect the Company's assets and ensure their efficient use.  All Company assets should be used for legitimate business purposes only.

Company Records

The Company is responsible for furnishing reliable financial information on a periodic and timely basis to its shareholders, potential shareholders, creditors, governmental agencies and others.

The accounting and financial records of the Company shall be maintained on the basis of valid, accurate and complete data with adequate supporting information to substantiate all entries to the books of account.  Depending on their position with the Company, employees may be called upon to provide information to assure that the Company's financial statements and other reports are complete, fair and understandable. The Company expects all of its employees to take this responsibility very seriously and to provide information that is accurate, complete, objective, relevant, timely, and understandable to ensure full, fair, accurate, timely, and understandable disclosure in financial statements, or in reports and documents that the Company files with, or submits to, government agencies and in other public communications.  All employees involved in creating, processing and recording the accounting information shall be held responsible for its integrity.  There shall be no concealment of information from or by management, or from the Company's independent auditors or internal auditors.

Confidentiality

In carrying out the Company's business, officers, directors and employees often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties.  Officers, directors and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Computer and Network Security

Computers and computer networks and telecommunications have become an essential feature of our workplace.  Therefore, every effort must be made to protect the Company's computer systems and associated software from threats to their security, such as accidental or deliberate destruction or corruption of data and equipment and interruption of service and theft.

Intellectual Property Assets: Copyrights, Trademarks and Brands Usage

The Company's intellectual property, trademarks and brands are considered assets of the corporation.  Their protection is dependent upon consistent usage and reference.  Each person who is involved in developing communications – whether the Company's employees, consultants, outside suppliers or third parties – is responsible for using the Company's trademarks and brands properly in both internal and external documents, and in electronic communications.

Intellectual property developed by the Company's employees within the scope of their employment – even if developed on their own time – is the sole and exclusive property of the Company.  You must maintain the confidentiality of such intellectual property at all times.  The use of the intellectual property for non-Company purposes without the express written consent of your manager is not permitted.

Information and training as to the use copyrights, trademarks and brands are available from the Legal Department.

Public Disclosure

It is the Company's policy that the information in its public communications, including all reports and documents that the Company files with or submits to the Securities Exchange Commission, be full, fair, accurate, timely and understandable.  All officers, directors and employees who are involved in the Company's disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors.  In addition, any officer, director or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

Public Release of Corporate Information and Quality of Public Disclosures

Interviews with members of the press and other interested parties will be conducted only by designated members of management. Other interviews must be approved by senior management. All requests for interviews shall be referred to the Company's Chief Executive Officer for coordination of approval.

V. Public Responsibility

Local Communities

The Company feels a responsibility toward the communities in which the Company operates on a worldwide basis. The Company has a social obligation to pay its share of taxes, conserve energy, protect the environment, display good citizenship and offer good employment opportunities.

Environmental Policy

 The Company is committed to conducting its business in compliance with all applicable environmental laws and regulations in a manner that has the highest regard for the environment and safety and well-being of employees and the general public. Therefore, the Company expects all employees to do their utmost to abide by the letter and spirit of these laws and regulations.

VI. Employment and Responsibility for this Code

Employment

The Company's employees are its greatest resource. It is the Company's policy to treat its employees fairly in all respects and to select employees on the basis of qualification for the work to be performed without regard to race, color, religion, national origin, sex, age, disability or sexual orientation.

It is the Company's aim that our employees will derive satisfaction from achieving corporate objectives through superior performance in an organizational environment characterized by competence, integrity, teamwork and fairness. An atmosphere of mutual respect and trust will be maintained between labor and management.

All employees shall have the opportunity to perform their work in an atmosphere and environment free from any form of unlawful discriminatory or retaliatory treatment or physical or mental abuse, including, but not limited to, harassment based on race, color, religion, national origin, sex, age, disability or sexual orientation.

The safety and health of our employees is of paramount concern. The Company maintains a strong commitment to its employees to provide a clean, safe, healthy, drug-free and alcohol-free workplace and to establish programs promoting high standards of safety and health. Consistent with the spirit and intent of this commitment, the Company expects employees to report for work in proper condition to perform their duties.

Violations

Each person is accountable for his or her compliance with this Code. Disciplinary measures that may be imposed for violating this Code include, but are not necessarily limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment, restitution civil legal action, or referral to a governmental agency. These disciplinary measures could extend to the violator and others involved in the wrongdoing, such as persons who fail to use reasonable care to detect a violation, persons who (if requested to divulge information) withhold material information regarding a violation, and supervisors who approve the violations or attempt to retaliate against employees for reporting violations or violators. Each case will be judged promptly, after gathering all necessary information or investigating the matter, by the General Counsel of the Company or the Audit Committee of the Board of Directors on its own merits considering the duties of the person and the significance of the circumstances involved.

VI. Waivers

From time to time, the Company may waive certain provisions of this Code.  Any officer, director or employee who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact.  Waivers for executive officers or directors may be made only by the Board of Directors.

Any waiver of this Code for executive officers, senior financial officers and directors of the Company will be disclosed to the shareholders within the applicable period of time specified by Tel Aviv Stock Exchange and the Nasdaq National Market and the rules and regulations of the Israeli Securities Authority and the Securities and Exchange Commission as applicable, which shall include the Board's reasons for granting the waiver. Any other waiver of this Code will be promptly disclosed to the extent required by the rules and regulations of applicable securities laws, Tel Aviv Stock Exchange or the Nasdaq National Market.

VIII. Reporting Violations; No Retaliation

In complying with this Code, officers, directors and employees must exercise high standards of integrity and good judgment.  The Company encourages the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters.  The Company has established mechanisms for reporting violations of laws, rules, regulations or this Code in a confidential and anonymous manner.

You are requested to notify in writing to the Company's CFO and chief compliance officer, Mr. Eli Kamer, with any information, complaint or concern regarding suspected legal or ethical violation by:

Telephone: (927)-35571336

Email: eli_k@ituran.com

The Company will not tolerate any retaliation against any person who provides information in good faith to a Company or law enforcement official concerning a possible violation of any law, regulation or this Code.  Any employee or director who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

IX. Administration

Communication to Employees, Officers and Directors

The Company's management shall be responsible for ensuring that this code is effectively communicated to all employees, officers and directors and that this code is accessible on the Company's intranet or other internal communication mechanism.

Publication of Code

The Company shall make the most current version of this Code publicly available by placing it on the Company's website.  The Company's annual report filed with the Tel Aviv Stock Exchange and the annual report on Form 20-F filed with the Securities and Exchange Commission will state that this Code is available on the Company's website and that this Code is also available in print to any stockholder who requests it.

Affirmations

Any person covered by this code may be required, from time to time, to sign a written affirmation stating that the person (1) has received and read this code and understands its contents, (2) has not violated this code, and (3) has no knowledge of any violation of this code that has not been communicated previously to the General Counsel or the Audit Committee. The failure to timely complete and file the aforementioned written affirmation, or a falsely completed written affirmation, will be grounds for termination of employment.

Amendment

This Code may be amended from time to time by the Board.

Date:  August 24, 2005
Amended on February 26, 2017